UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2017

THE KEYW HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-34891 (Commission File Number)	27-1594952 (IRS Employer Identification No.)

7740 Milestone Parkway, Suite 400
Hanover, Maryland 21076
(Address of principal executive offices) (Zip Code)

(443) 733-1600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On March 8, 2017, The KeyW Corporation (“KeyW”), a Maryland corporation and a wholly-owned subsidiary of The KeyW Holding Corporation (the “Company”), announced that it entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 8, 2017, by and among KeyW, Sandpiper Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of KeyW (“Merger Sub”), Sotera Holdings Inc., a Delaware corporation (“Sotera”), and Sotera Equity Partners GP LLC, a Delaware limited liability company, as the “Stockholders’ Representative,” pursuant to which, among other things, Merger Sub will be merged with and into Sotera (the “Merger”), with Sotera surviving the Merger as a wholly-owned subsidiary of KeyW. Sotera is an agile, mid-sized national security technology company that delivers innovative systems, solutions and services in support of the critical missions and programs of Civilian Agencies, Department of Defense, Intelligence Community, Department of Homeland Security, federal law enforcement agencies and other parts of the federal government charged with ensuring the safety and security of our nation. The Merger is expected to close in the second quarter of 2017.

Merger Agreement

Under the terms of the Merger Agreement, the aggregate purchase price to be paid for Sotera at closing is $235.0 million in cash, subject to certain adjustments (the “Merger Consideration”). KeyW intends to fund the Merger Consideration in part through a senior secured debt financing (the “Financing”).

The Merger Consideration is subject to adjustment (increased or decreased) on a dollar-for-dollar basis to the extent the working capital of Sotera as of the closing differs from a specified target. The Merger Agreement requires the deposit of $4.0 million of the Merger Consideration into escrow to secure payment of any post-closing working capital adjustments in favor of KeyW. In addition, the Merger Agreement includes customary indemnification obligations and requires the deposit of (i) $1.8 million of the Merger Consideration into escrow to secure the indemnification obligations of the securityholders of Sotera for breaches of representations and warranties, and (ii) $0.6 million of the Merger Consideration into escrow to secure the indemnification obligations of the securityholders of Sotera for any breach of covenants or certain indemnifiable matters set forth in the Merger Agreement. KeyW is also purchasing a buy-side representation and warranty insurance policy for the benefit of KeyW.

The Merger Agreement includes customary interim operating covenants. The consummation of the Merger is subject to the satisfaction of customary conditions, including expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other regulatory approvals.

The Merger Agreement contains customary termination rights, including the right of Sotera to terminate the Merger Agreement if all of the conditions to closing have been satisfied, Sotera has delivered written notice to KeyW that Sotera is ready, willing and able to effect the closing, and KeyW fails to consummate the closing within 2 business days following such written notice, in which case a termination fee of $11.8 million will be payable by KeyW to Sotera. The termination fee is also payable if KeyW terminates as a result of the closing not occurring on or before June 5, 2017 (the “Termination Date”), and at the time of such Company termination, Sotera had a right to terminate the Merger Agreement pursuant to the foregoing sentence. The Merger Agreement also provides that either Sotera or KeyW may terminate the Merger Agreement if the closing has not occurred on or before the Termination Date; provided that if the marketing period for the Financing has commenced but not concluded before the Termination Date, the Termination Date will be extended to the end of the marketing period, plus 5 business days.

Item 2.02	Results of Operations and Financial Condition.

On March 8, 2017, the Company issued a press release announcing its financial results for the three and twelve months ended December 31, 2016. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

As provided in General Instruction B.2 of Form 8-K, the information contained in this Item 2.02 and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 7.01	Regulation FD Disclosure.

On March 8, 2017, the Company issued a press release announcing the entering into of the Merger Agreement. A copy of the Company’s press release is attached hereto as Exhibit 99.2.

The Company will hold a conference call and webcast on March 8, 2017 to discuss its financial results for the three and twelve months ended December 31, 2016 and the Sotera transaction. A copy of the slide presentation regarding the Sotera transaction included in the webcast is attached hereto as Exhibit 99.3.

As provided in General Instruction B.2 of Form 8-K, the information contained in this Item 7.01, Exhibit 99.2 and Exhibit 99.3 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description
99.1	Press Release of the Company dated March 8, 2017.
99.2	Press Release of the Company, dated March 8, 2017.
99.3	Investor Presentation, dated March 8, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KEYW HOLDING CORPORATION
(Registrant)

/s/ Michael J. Alber
DATE: March 8, 2017	Michael J. Alber
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of the Company dated March 8, 2017.
99.2	Press Release of the Company, dated March 8, 2017.
99.3	Investor Presentation, dated March 8, 2017.